SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 16, 2005

EURAMAX INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	333-05978	58-2502320
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5445 Triangle Pkwy Suite 350

Norcross, Georgia 30092

(770) 449-7066

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Definitive Material Agreement.

On May 17, 2005, Euramax International, Inc. (the “Company”), Euramax International Holdings B.V. (together with the Company, the “Issuers”), the Guarantors named therein (the “Guarantors”) and JPMorgan Chase Bank, N.A., as Trustee (the “Trustee”), entered into a Supplemental Indenture (the “Supplemental Indenture”), amending and supplementing the Indenture dated as of August 6, 2003 (the “Indenture”), by and among the Issuers, certain of the Guarantors and the Trustee, pursuant to which Euramax issued $200 million aggregate principal amount of its 8-1/2% Senior Subordinated Notes due 2011 (the “Notes”).

Although executed on May 17, 2005, the Supplemental Indenture is currently not operative, and will not become operative with respect to the Notes and the Indenture until the date that the Company delivers written notice to the Trustee that, pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated May 3, 2005 (the “Statement”), the Notes validly tendered (and not validly withdrawn), have been accepted for purchase by the Company.  The Company’s obligation to accept Notes validly tendered is subject to certain conditions, including without limitation, that the Company has received on or prior to the expiration of the tender offer net proceeds from the Related Financing Transactions (as defined in the Statement) or other available sources of cash, in each case, on terms and conditions satisfactory to the Company in its sole discretion and in an amount sufficient to pay the aggregate total consideration payable pursuant to the tender offer, plus all fees and expenses related to the tender offer and the consent solicitation (the “Financing Condition”), and that the merger (the “Merger”) of the Company with Emax Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of GSCP Emax Acquisition, LLC (“Parent”), has been consummated on or prior to the expiration of the tender offer.

The terms and conditions governing the Merger are set forth in the Agreement and Plan of Merger dated as of April 12, 2005, by and among the Company, Parent and Merger Sub, a copy of which is attached as Exhibit 2.3 to Form 8-K filed by the Company on April 18, 2005 with the Securities and Exchange Commission.  There can be no assurance that the Merger will be consummated or that the Financing Condition will be satisfied on or prior to the expiration of the tender offer, or that the tendered Notes will be accepted by the Company.  Since the effectiveness of the Supplemental Indenture is conditioned on the acceptance of all Notes validly tendered (and not validly withdrawn), there likewise can be no assurance that the Supplemental Indenture or the amendments contained therein will become operative.

Once the Supplemental Indenture becomes operative as a result of the acceptance of all of the Notes validly tendered (and not validly withdrawn), it will serve to amend and supplement the Indenture to eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture and to modify the defeasance and other provisions contained in the Indenture.  The foregoing summary is not a complete description of the Supplemental Indenture and is qualified in its entirety by reference to the Supplemental Indenture filed as Exhibit 4.1 to this report and incorporated herein by reference.

2

Item 8.01                                             Other Events.

On May 16, 2004, the Company issued a press release announcing that it had received consents from holders of approximately 99% of its Notes in connection with the Company’s tender offer and consent solicitation. A copy of this press release is filed as Exhibit 99.1 to this report and incorporated herein by reference.

On May 17, 2005, the Company issued a press release announcing that it has determined the yield used to determine the total consideration to be paid in its tender offer and consent solicitation for the Notes based on an assumed payment date of June 2, 2005, which date is subject to extension. A copy of this press release is filed as Exhibit 99.2 to this report and incorporated herein by reference.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits.

4.1	Supplemental Indenture dated May 17, 2005, by and among the Issuers, the Guarantors and the Trustee.
99.1	Press Release dated May 16, 2005.
99.2	Press Release dated May 17, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EURAMAX INTERNATIONAL, INC.

Dated: May 17, 2005	By:	/s/ R. Scott Vansant
		Name:	R. Scott Vansant
		Title:	Chief Financial Officer and Secretary

EXHIBIT INDEX

4.1	Supplemental Indenture dated May 17, 2005, by and among the Issuers, the Guarantors and the Trustee.
99.1	Press Release dated May 16, 2005.
99.2	Press Release dated May 17, 2005.